SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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THE BOEING COMPANY

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[The following letter was sent by The Boeing Company to certain institutional holders of Boeing common stock beginning March 31, 2004.]

March 31, 2004

Dear                         :

I am enclosing The Boeing Company’s (the “Company”) 2004 Proxy Statement for our Annual Meeting of Shareholders, which will be held on May 3, 2004, and the 2003 Annual Report.

We would like to bring to your attention our Corporate Governance Principles which appear on page 14 of the 2004 Proxy Statement and our recent corporate governance initiatives. Over the last year, we have implemented all corporate governance measures required by the rules of the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange (the “NYSE”). We believe that these new compliance measures combined with our own initiatives demonstrate sound corporate governance. For example, our Board of Directors was able to act decisively in late 2003 in naming Harry C. Stonecipher as the Chief Executive Officer and Lewis E. Platt as the Non-Executive Chairman. Our Governance, Organization and Nominating Committee (the “Governance Committee”), as well as our Board of Directors, will continue to review our corporate governance practices to ensure that we have effective measures in place. Below, is a summary of the significant actions that our Board of Directors has taken beyond what is required by the SEC and the NYSE:

•	We separated the positions of Chairman and Chief Executive Officer effective December 1, 2003.

•	Because of this separation, we do not have a need for a lead or presiding director.

•	Our non-management directors meet in executive session following each board meeting.

•	Our Board of Directors adopted a Shareholder Rights Plan Policy that commits the Board to seek shareholder approval for the adoption or extension of any rights plan, subject to the Board’s continuing fiduciary duties.

•	Our Board of Directors has approved and is recommending shareholders vote to approve in our 2004 Proxy Statement the removal of certain supermajority vote provisions in our Certificate of Incorporation and By-Laws which deal with the approval of certain “business combinations” and the increase/decrease and issuance/disposition of any class of authorized stock.

•	Our Audit Committee has designated Mr. John H. Biggs as the Audit Committee financial expert and no member of that committee serves on more than three audit committees of public companies.

•	Our Board of Directors has adopted director independence standards consistent with the NYSE requirements.

•	10 of 11 board members are independent under our director independence standards and the NYSE’s independence standards.

•	Each member of the Audit, Compensation and Governance committees is independent.

•	We have created a Corporate Governance page on our Company website that, among other things, allows anyone to communicate with our Non-Executive Chairman and the Chairs of the Audit, Compensation and Governance committees.

•	We have three codes of ethics governing the conduct of our Board of Directors, finance employees and all employees of the Company.

We would welcome the opportunity to discuss any of these actions, as well as any concerns you might have regarding the governance of the Company. My office will call to arrange a discussion at a time convenient for you. In the interim, I can be reached at 312.544.2802.

Very Truly Yours,

/s/    James C. Johnson

James C. Johnson

Senior Vice President, Corporate Secretary &

Assistant General Counsel

Enclosures